Exhibit 99.2

Oncogene Mutation Signal in Urinary Cell Free DNA is Highly Correlated with Treatment Response

Clinical Study Results Published in 2014 ASCO Annual Meeting Proceedings, a Journal of Clinical Oncology

CHICAGO, IL — June 2, 2014 — Trovagene, Inc. (NASDAQ:  TROV), today announced that data from a study published in the 2014 ASCO Annual Meeting Proceedings, a Journal of Clinical Oncology, demonstrates that oncogene mutation load in urinary cell-free DNA, as determined using the company’s precision cancer monitoring technology, is significantly correlated with treatment response. The submission, by Filip Janku, M.D., Ph.D., of The University of Texas MD Anderson Cancer Center, is titled “Longitudinal monitoring of BRAF V600E mutation in urinary cell-free DNA of patients with metastatic cancers.”

In the study, multiple sequential urine samples were collected at least four weeks apart from 17 cancer patients with advanced disease that contained the BRAF V600E mutation. Initial mutational status was determined from tissue biopsies taken before and after patients started systemic therapy. Patients included in the study had various cancer types including melanoma (n=7), non-small cell lung cancer (n=3), colorectal cancer (n=2), and other forms of cancer (n=5). Highlights of the study results are as follows:

•                  Longitudinal analysis of sequential urine samples using Trovagene’s cancer monitoring assay demonstrated a highly statistically significant correlation between changes in the amount of BRAF V600E mutation load and treatment response on imaging with targeted drug therapy per RECIST 1.1 criteria (p=0.002).

•                  Results specifically demonstrated that patients with a decrease in BRAF V600E mutation load had a significantly longer median time to treatment failure compared to those patients who did not experience a reduction of mutation load (259 days vs. 61 days; p=0.002).

“These data suggest that detecting oncogene mutations in urinary cell-free DNA can offer a non-invasive tool for monitoring treatment effect in patients undergoing targeted cancer therapy,” stated Dr. Janku.  “The statistically significant correlation between mutational status and treatment response suggests that oncogene mutation monitoring has potential to help clinicians rapidly determine responders from non-responders, which may enable more precise treatment decisions and improved patient outcomes.”

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Added Mark Erlander, Ph.D., chief scientific officer of Trovagene, “The results from this study continue to evolve and demonstrate that our molecular diagnostics can non-invasively detect and track oncogene mutations in patients with a variety of cancers and treatment regimens. Through our numerous collaborations with academic medical centers and integrated healthcare networks, we are continuing to develop the body of clinical evidence necessary to drive commercial adoption of our precision cancer monitoring platform, and to improve the standard of care for cancer patients.”

Separately, data from an expanded clinical study evaluating Trovagene’s precision cancer monitoring platform in patients with histiocytic disease for determination of mutational status and monitoring of treatment response, were presented at the 50th Annual Meeting of the American Society of Clinical Oncology in Chicago in a Poster Highlights Session and were also included in a slide presentation. The investigators intend to submit a manuscript summarizing this study for publication.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA and RNA in urine.  The company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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